EXECUTION VERSION

SEPARATION AND SHAREHOLDER AGREEMENT

dated as of September 26, 2014,

by and between

THE ROYAL BANK OF SCOTLAND GROUP PLC,
a public limited company,
and
CITIZENS FINANCIAL GROUP, INC.,
a Delaware corporation

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

Section 1.01. Certain Definitions                                1
Section 1.02. Rules of Construction                            12

ARTICLE 2
THE IPO AND ACTIONS PENDING THE IPO; OTHER TRANSACTIONS

Section 2.01. The IPO                                    13
Section 2.02. Termination of IPO Process                            13
Section 2.03. Subsequent Dispositions                            13

ARTICLE 3
THE SEPARATION

Section 3.01. Termination of Agreements                            14
Section 3.02. Bank Accounts; Cash Balances                        15
Section 3.03. Transfer of Intellectual Property Rights; Licenses                15
Section 3.04. Other Ancillary Agreements                            16
Section 3.05. Guarantees                                    16

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.01. Organization and Authority                            17
Section 4.02. No Conflict                                    18
Section 4.03. No Other Representations or Warranties                    18

ARTICLE 5
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Section 5.01. Charter                                    18
Section 5.02. By-Laws                                    18
Section 5.03. Company Board                                18
Section 5.04. Board and Other Committees                            20
Section 5.05. Significant Actions                                21
Section 5.06. EU Control Period                                24
Section 5.07. Implementation                                25

ARTICLE 6
COMPLIANCE, INFORMATION AND CONTROLS

Section 6.01. Policy Compliance and Compliance with Prudential Supervisory Requirements    25
Section 6.02. RBS Information Rights                            26
Section 6.03. RBS Access Rights                                27
Section 6.04. Access by Governmental Authorities                        28

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Section 6.05. Remuneration Governance Procedures, Compensation, Tax Responsibility and In-Scope Arrangements                                        28
Section 6.06. Cooperation on Public Filings                            29
Section 6.07. Conformance of Information                            30
Section 6.08. Disclosure Controls                                31
Section 6.09. Special Reports of Deficiencies, Violations or Unscheduled Events            32
Section 6.10. Company Information Rights                            32
Section 6.11. Access to Historical Records                            33
Section 6.12. Expenses                                    33
Section 6.13. Additional Matters                                33

ARTICLE 7
CERTAIN BUSINESS MATTERS

Section 7.01. Insurance Matters                                34
Section 7.02. No Restriction on Competition                            35
Section 7.03. No Solicitation of Employees                            35
Section 7.04. Company Capital Reduction                            35
Section 7.05. Non-Control Determination                            36
Section 7.06. Deconsolidation Date Determination                        36
Section 7.07. Mutual Agreement Procedure Claim                        36

ARTICLE 8
CONFIDENTIALITY; PRESERVATION OF PRIVILEGE

Section 8.01. Confidentiality                                36
Section 8.02. Protective Arrangements                            37
Section 8.03. Preservation of Legal Privileges                        38

ARTICLE 9
MUTUAL RELEASES; INDEMNIFICATION; COOPERATION

Section 9.01. Release of Pre-Closing Claims                        39
Section 9.02. Pending, Threatened and Unasserted Claims                    41
Section 9.03. Indemnification by the Company                        42
Section 9.04. Indemnification by RBS                            42
Section 9.05. Indemnification Obligations Net of Insurance Proceeds and Other Amounts        43
Section 9.06. Procedures for Indemnification of Third Party Claims                44
Section 9.07. Additional Matters                                45
Section 9.08. Remedies Cumulative                            46
Section 9.09. Special Damages                                46
Section 9.10. Production of Witnesses; Records; Cooperation                    47
Section 9.11. Company Warranty in respect of Pre-Closing Claims                48
Section 9.12. RBS Warranty in respect of Pre-Closing Claims                    48

ARTICLE 10
DISPUTE RESOLUTION

Section 10.01. Disputes                                    48
Section 10.02. Escalation; Mediation                            48
Section 10.03. Court Actions                                49

ARTICLE 11
FURTHER ASSURANCES

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Section 11.01. Further Assurances                                49

ARTICLE 12
TERMINATION

Section 12.01. Termination                                50
Section 12.02. Effect of Termination; Survival                        50

ARTICLE 13
MISCELLANEOUS

Section 13.01. Counterparts; Entire Agreement; Conflicting Agreements            50
Section 13.02. No Construction Against Drafter                        51
Section 13.03. Governing Law                                51
Section 13.04. Transferability; Assignability                            51
Section 13.05. Third Party Beneficiaries                            51
Section 13.06. Notices                                    51
Section 13.07. Severability                                52
Section 13.08. Force Majeure                                53
Section 13.09. Late Payments                                53
Section 13.10. Expenses                                    53
Section 13.11. Headings                                    53
Section 13.12. Waivers of Default                                53
Section 13.13. Remedies                                    53
Section 13.14. Amendments                                54
Section 13.15. Interpretation                                54
Section 13.16. Waiver of Jury Trial                                54
Section 13.17. Submission to Jurisdiction; Waivers                        55

Exhibit A	Form of Registration Rights Agreement

Exhibit B	Amended and Restated Certificate of Incorporation

Exhibit C	Amended and Restated Bylaws

Exhibit D	Form of RBS Non-Voting Attendee Confidentiality Agreement

Schedule 1.01(a)	Company Group Policy Framework

Schedule 1.01(b)	Remuneration Governance Procedures

Schedule 1.01(c)	Transferred Intellectual Property Rights

Schedule 1.01(d)	Retained RBS Domain Names

Schedule 3.01(b)(iii)	Surviving Contracts

Schedule 5.05(d)	Nontransferable Securities

Schedule 6.01(a)(i)(B)	Functional Requirements

Schedule 7.01	Company Insurance Policies

Schedule 7.07	Mutual Agreement Procedure Claim

Schedule 13.10	Expenses

iii

SEPARATION AND SHAREHOLDER AGREEMENT
THIS SEPARATION AND SHAREHOLDER AGREEMENT, dated as of September 26, 2014, is by and between THE ROYAL BANK OF SCOTLAND GROUP PLC, a public limited company organized under the laws of Scotland (Company Number SC045551) (“RBS”), and CITIZENS FINANCIAL GROUP, INC., a Delaware corporation (the “Company”). Capitalized terms used herein shall have the respective meanings assigned to them in Article 1 hereof.
R E C I T A L S
WHEREAS, RBS is the indirect owner of all of the issued and outstanding Common Stock of the Company on the date hereof;
WHEREAS, immediately following the Effective Date, RBS will continue to own a majority of the outstanding Common Stock, which it intends to fully divest over time; and
WHEREAS, the Parties wish to set forth certain agreements that will govern certain matters between them following the Effective Date.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
DEFINITIONS
Section 1.01.    Certain Definitions. For the purpose of this Agreement the following terms shall have the following meanings:
“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.
“Additional Shares” means any shares of Common Stock as to which RBS acquires beneficial ownership on or after the Effective Date other than (i) any such shares issued to RBS by the Company, including in connection with rights offerings, capital raisings and similar transactions, or (ii) any such shares otherwise acquired by RBS after the Effective Date in order to (x) comply with its legal, regulatory, divestment, compliance, tax and risk management obligations or (y) meet the requirements of any Governmental Authority or securities exchange to which it is subject.
“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
“Agreement” means this Separation and Shareholder Agreement, including all of the schedules and exhibits hereto.
“Ancillary Agreements” means, collectively, the Transitional Services Agreement, the Trademark License Agreement, the Registration Rights Agreement, the Underwriting Agreement, the Commercial Services Agreement, the India Transitional Services Agreements and other agreements related thereto.
“Audit Committee” means the Audit Committee of the Company Board.
“Bank Boards” means the Board of Directors of CBNA and the Board of Directors of CBPA, collectively.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by Law to be closed in New York, New York or London, United Kingdom.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“Cause” means, with respect to the removal of any RBS Designee from the Company Board, any removal by reason of such RBS Designee’s malfeasance in office, conviction of, or plea of guilty or nolo contendere to, a felony, gross misconduct, willful conversion of corporate funds or moral turpitude.
“CBNA” means Citizens Bank, N.A.
“CBPA” means Citizens Bank of Pennsylvania.
“Closing” means the closing of the IPO.
“Commercial Services Agreement” means the Commercial Services Agreement, dated as of the Closing, by and between RBS and the Company.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Stock” shall mean the shares of common stock, $0.01 par value per share, of the Company.
“Company” has the meaning set forth in the preamble hereto.
“Company Accounts” has the meaning set forth in Section 3.02(a).
“Company ALCO” means the Asset-Liability Committee of the Company.
“Company Auditors” means the Company’s independent certified public accountants, which, as of the date hereof, is Deloitte & Touche LLP.
“Company Board” means the Board of Directors of the Company.
“Company Business” means any business or operations of the Company Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) as carried out by the Company Group from time to time.
“Company Funding and Liquidity Metrics” means the funding and liquidity metrics and supplemental monitoring information set forth in the document dated August 20, 2014 provided under cover of an email dated September 3, 2014 from David Lindenauer of the Company to Mark McLellan of RBS.
“Company Group” means the Company, each Subsidiary of the Company and each other Person that either (x) is controlled directly or indirectly by the Company immediately as of the Effective Date or (y) becomes directly or indirectly controlled by the Company following the Effective Date.
“Company Group Policy Framework” means the policies adopted by the Company, as agreed by RBS, identified on Schedule 1.01(a) hereto, as such policies may be amended from time to time by mutual consent of the Parties or pursuant to Section 5.05(c).
“Company Indemnitees” has the meaning set forth in Section 9.04.
“CompCo” means the Compensation and Human Resources Committee of the Company Board established pursuant to Section 5.04(a).
“Company Warrantors” has the meaning set forth in Section 9.11.
“Confidential Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models (financial or otherwise), flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including Privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
“Consents” means any consents, waivers or approvals from any Person other than a member of either Group.
“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, understanding, sales order, purchase order, instrument, indenture, note or other commitment that is binding on any Person or any part of its property under applicable Law.
“Covered Claims” has the meaning set forth in Section 7.01(b).
“Deconsolidation Date” means the date on which RBS ceases to consolidate the Company Group’s financial statements with its financial statements under IFRS.
“Director” means a member of the Company Board.
“Disclosing Party” has the meaning set forth in Section 8.01(a).
“Disclosure Documents” shall mean (i) any form, statement, schedule or other material filed with or furnished to the Commission, any other Governmental Authority or any securities exchange by or on behalf of any Party or any of its Affiliates, including the IPO Registration Statement, and (ii) any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, free writing prospectus, roadshow and any schedule thereto or amendment thereof or document incorporated by reference therein, whether or not filed with or furnished to the Commission, any other Governmental Authority or any securities exchange by or on behalf of any Party or any of its Affiliates.

“Effective Date” means the Business Day immediately preceding the date of the Closing.
“Escalation Notice” has the meaning set forth in Section 10.02(a).
“EU Acquisition” has the meaning set forth in Section 5.06.
“EU Acquisition Notice” has the meaning set forth in Section 5.06.
“EU Control Period” has the meaning set forth in Section 5.05(b)(iv)(A).
“Exchange” means the New York Stock Exchange.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Manual” means the Listed Company Manual of the Exchange.
“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System or any successor thereto.
“Final Withdrawal Date” means the earlier of (i) the first date on which RBS ceases to directly or indirectly own (within the meaning of Section 2 of the Bank Holding Company Act of 1956, as amended) such number of shares of Common Stock representing at least 4.99% of the voting power of all outstanding shares of Common Stock and (ii) the date on which RBS receives written notice from the Federal Reserve Board that RBS is not deemed to control the Company for purposes of the Bank Holding Company Act of 1956, as amended.
“Financial Institution” means any company whose principal activities include the supply of loans, credit cards, current accounts, savings accounts or mortgages, whether the product is supplied through a branch or direct (but excluding any specialist products (including insurance, investment, pensions and protection products)). It also includes any company whose principal activities include broking or investment advice.
“First Threshold Date” means the first date on which RBS ceases to beneficially own such number of shares of Common Stock (excluding (x) any Additional Shares and (y) any Third Party Shares) representing at least 50% of the voting power of all outstanding shares of Common Stock.
“Functional Requirements” means the information, access, and controls requirements as agreed to by the Parties prior to the Effective Date and set forth on Schedule 6.01(a)(i)(B) hereto.
“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, licenses, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
“Group” means either the Company Group or the RBS Group, as the context requires.
“Guarantee” has the meaning set forth in Section 3.05(a).
“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board and interpretations issued by the IFRS Interpretation Committee of the IASB and adopted by the RBS Group.
“India Transitional Services Agreements” means, collectively, the Amended and Restated Master Services Agreement by and between RBS Business Services Private Ltd and Citizens Bank, N.A., dated as of the Closing, and the Transitional Services Agreement by and between RBS Global Trade Service Centre Private Limited and Citizens Bank, N.A., dated as of the Closing.
“Indemnifying Party” has the meaning set forth in Section 9.05(a).
“Indemnitee” has the meaning set forth in Section 9.05(a).
“Indemnity Payment” has the meaning set forth in Section 9.05(a).
“Independent Director” means a Director who is “independent” within the meaning of that term as used in Rule 303A.02 of the Listed Company Manual of the New York Stock Exchange, as amended.
“In-Scope Arrangements” means any options or other incentive awards granted to, or other remuneration arrangements implemented in respect of, current new, or former officers, directors, employees or consultants of the Company or any member of the Company Group, prior to the Remuneration Governance Termination Date (including, for the avoidance of doubt, any In-Scope Arrangements that are converted into equity awards in respect of shares of Common Stock at Closing).
“Insurance Policies” or “Insurance Policy” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.
“Insurance Proceeds” means those monies:

(a)    received by an insured (or its successor-in-interest) from an insurance carrier;
(b)    paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or
(c)    received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;
in each such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and including, for the avoidance of doubt, proceeds from any self-insurance, captive insurance or similar program.
“Insurance Separation Date” means June 30, 2014.
“Intellectual Property Rights” means all intellectual property rights throughout the world, including all U.S. and foreign (i) Patents, (ii) Trademarks, (iii) copyrights and copyrightable subject matter and all applications and registrations therefor and (iv) any and all trade secrets and know-how.
“Intercompany Accounts” has the meaning set forth in Section 3.01(a).
“IPO” means the initial public offering of shares of Common Stock pursuant to the IPO Registration Statement.
“IPO Registration Statement” means the registration statement on Form S-l (File No. 333-195900) filed under the Securities Act, pursuant to which the Common Stock to be sold by the Selling Stockholders in the IPO will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).
“Law” means any federal, national, supranational, state, provincial, local or similar law (including common law), statute, ordinance, regulation, rule, code, order, treaty, license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority.
“Liabilities” means any and all indebtedness, claims, debts, taxes, liabilities, demands, causes of action, and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, without limitation, those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Licensable” means, with respect to any Intellectual Property Rights, that the Licensing Party and/or any its Subsidiaries, as applicable, has the power and authority to grant a license, sublicense or covenant as to such Intellectual Property Rights to the Licensed Party as provided for herein without (i) violating the terms of any agreement or other arrangement with any third party, (ii) requiring any consent, approval or waiver from any third party, (iii) materially impairing any of the existing rights in respect of such Intellectual Property Rights of the Licensing Party and/or any of its Subsidiaries, (iv) imposing any additional material obligations on the Licensing Party and/or any of its Subsidiaries relating to such Intellectual Property Rights, and/or (v) requiring the payment of any compensation to any third party.
“Licensable Company Intellectual Property Rights” means (i) any and all Intellectual Property Rights (other than Trademarks) of the Company and its Subsidiaries but solely to the extent such Intellectual Property Rights (A) are Licensable to RBS and its Subsidiaries and (B) are or have been used or held for use by RBS and its Subsidiaries at any time in the twelve month period immediately prior to the Effective Date (but in each case excluding any Transferred Intellectual Property Rights) and (ii) the Licensable Company Patents.
“Licensable Company Patents” means any and all Patents which are now or hereafter Licensable by the Company or any of its Subsidiaries that have a first effective filing date during the Patent Capture Period.
“Licensable RBS Intellectual Property Rights” means (i) any and all Intellectual Property Rights (other than Trademarks) of RBS and its Subsidiaries but solely to the extent such Intellectual Property Rights (A) are Licensable to the Company and its Subsidiaries and (B) are or have been used or held for use by the Company and its Subsidiaries at any time in the twelve month period immediately prior to the Effective Date (but in each case excluding any Transferred Intellectual Property Rights) and (ii) the Licensable RBS Patents.
“Licensable RBS Patents” means any and all Patents which are now or hereafter Licensable by RBS or any of its Subsidiaries that have a first effective filing date during the Patent Capture Period.
“Licensed Party” means (i) RBS in its capacity as a licensee for the purposes of the licenses granted in Section 3.03(c) and (ii) the Company in its capacity as a licensee for the purposes of the licenses granted in Section 3.03(d).
“Licensing Party” means (i) RBS in its capacity as a licensor for the purposes of the licenses granted in Section 3.03(d) and (ii) the Company in its capacity as a licensor for the purposes of the licenses granted in Section 3.03(c).
“Losses” means any and all damages, losses, deficiencies, taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.
“Material Risk Takers” means persons identified as meeting the criteria of “material risk takers” as set out in the European Banking Authority regulatory technical standard and consequently subject to the requirements of the Remuneration Code.
“Nominating and Governance Committee” means the Nominating and Corporate Governance Committee of the Company Board.
“Notice” means any obligation to deliver a notification to any Person other than a member of either Group.
“Party” means each of RBS and the Company.
“Patent Capture Period” means any time on or prior to the second anniversary of the Effective Date.
“Patents” means any and all U.S. and foreign patents, invention disclosures and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions and extensions (including all supplementary protection certificates), and all applications and registrations therefor.
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Policy Representative” means, as of the Effective Date, each of the Chief Operating Officer and Head of Risk Policy and Governance of the Company, and each of the Head of Enterprise Wide Risk Management and Head of Enterprise Policy and Framework of RBS, and in each case, their successors as appointed by the Company or RBS, as applicable.
“PRA” means the Prudential Regulation Authority of the United Kingdom.
“Prime Rate” shall mean the Wall Street Journal Published Prime (if published in a range, the lowest number in the range will be used) in effect on the fourth (4th) Tuesday of the month prior to the beginning of each calendar quarter.
“Privilege” has the meaning set forth in Section 8.03(a).
“Prudential Supervisory Requirements” means applicable Law, regulation, regulatory constraint, obligation or rule (including any binding code of conduct and binding statement of principle incorporated and contained in such rules) as promulgated or enforced by or through the PRA, the Financial Conduct Authority, the Federal Reserve

Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, in each case, which has jurisdiction over RBS or other members of the RBS Group or the Company or other members of the Company Group, as may be amended from time to time, other than as set out in the Remuneration Governance Procedures..
“Public Filings” has the meaning set forth in Section 6.06(a).
“RBS” has the meaning set forth in the preamble hereto.
“RBS Accounts” has the meaning set forth in Section 3.02(a).
“RBS Board” means the Board of Directors of RBS.
“RBS Business” means any business or operations of the RBS Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) other than the Company Business.
“RBS Designee” means the Director designated by RBS pursuant to its nomination rights set forth in Section 5.03.
“RBS Group” means RBS, each Subsidiary of RBS and each other Person that either (x) is controlled directly or indirectly by RBS immediately after the Effective Date or (y) becomes directly or indirectly controlled by RBS following the Effective Date; provided, however, that neither the Company nor any other member of the Company Group shall be members of the RBS Group.
“RBS Group Policy Framework” means the policy framework as implemented and enforced by RBS from time to time.
“RBS Indemnitees” has the meaning set forth in Section 9.03.
“RBS Intellectual Property Rights” means any Intellectual Property Rights owned by RBS or any of its Subsidiaries.
“RBS Non-Voting Attendee” means the non-voting, participating observer in all functions of the Company Board designated at any time and from time to time by RBS pursuant to its nomination rights set forth in Section 5.03.
“RBS Principals” has the meaning set forth in Section 5.07.
“RBS Warrantors” has the meaning set forth in Section 9.12.
“Receiving Party” has the meaning set forth in Section 8.01(a).
“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and between RBS and the Company in the form of Exhibit A hereto.

“RemCo” means the RBS Group Performance and Remuneration Committee.
“Remuneration Code” means the Remuneration Code of the PRA and the Financial Conduct Authority (SYSC 19A).
“Remuneration Governance Procedures” means the procedures agreed upon by RemCo and CompCo, as summarized in Schedule 1.01(b) hereto, to ensure compliance with the Remuneration Code.
“Remuneration Governance Termination Date” means the date from which the Company will no longer be under the supervision of the PRA for future remuneration matters. The Company shall be promptly notified of such date by RBS in writing following consultation with the PRA, with such consultation to be initiated around the First Threshold Date, unless RBS determines, using its reasonable discretion, that it would adversely impact on RBS to do so.
“Retained RBS Domain Names” means those domain names set forth on Schedule 1.01(d) to the extent recorded in the name of the Company and its Subsidiaries as of the Effective Date.
“Second Threshold Date” means the first date on which RBS ceases to beneficially own such number of shares of Common Stock (excluding (x) any Additional Shares and (y) any Third Party Shares) representing at least 20% of the voting power of all outstanding shares of Common Stock.
“Securities Act” means the Securities Act of 1933.
“Selling Stockholders” means RBSG International Holdings Limited, a private limited company organized under the laws of Scotland, and RBS CBFM North America Corp., a Delaware corporation.
“Shared Insurance Policies” shall mean Insurance Policies in existence prior to the Insurance Separation Date where both the Company Business and the RBS Business and/or where the employees, directors or agents of both the Company Business and the RBS Business are eligible for coverage.
“Significant Stockholder” means any Person, other than a member of the RBS Group, who together with its Affiliates (other than members of the RBS Group) beneficially owns such number of shares of Common Stock representing at least 20% of the voting power of all outstanding shares of Common Stock.
“Subsequent Disposition” has the meaning set forth in Section 2.03.
“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.
“Surviving Contracts” has the meaning set forth in Section 3.01(b).
“Third Party Claim” has the meaning set forth in Section 9.06(a).
“Third Party Shares” means any shares of Common Stock with regard to which RBS has beneficial ownership pursuant to an investment advisory arrangement under which RBS provides investment advisory services to a non-related third party in connection with such shares and does not derive a benefit from such shares other than customary advisory fees.
“Trademark License Agreement” means the Trade Mark License Agreement (RBS as Licensor), dated as of the Closing, by and between RBS and the Company.
“Trademarks” means any and all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing.
“Transferred Intellectual Property Rights” means (a) RBS Intellectual Property Rights (other than Patents and Trademarks) as of the Effective Date which are or have been used or held for use exclusively by the Company and its Subsidiaries, including any such RBS Intellectual Property Rights set forth on Schedule 1.01(c) and (b) those Trademarks set forth on Schedule 1.01(c) to the extent owned by RBS and its Subsidiaries as of the Effective Date, including, in the case of each of clause (a) and (b) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
“Transitional Services Agreement” means the Transitional Services Agreement, dated as of the Closing, by and between RBS and the Company.
“Underwriters” means the underwriters for the IPO set forth in the Underwriting Agreement.
“Underwriting Agreement” means the underwriting agreement to be entered into among the representatives of the Underwriters, the Company and the Selling Stockholders with respect to the IPO.
“U.S. GAAP” means accounting principles generally accepted in the United States of America, applied on a consistent basis.
Section 1.02.    Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided,

(a)    “herein,” “hereof” and other words of similar import refer to the Agreement as a whole and not to any particular Section, Article or other subdivision;
(b)    all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to the Agreement unless otherwise indicated;
(c)    references to statutes include the rules and regulations thereunder;
(d)    references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations);
(e)    references to any Person include the successors and permitted assigns of that Person;
(f)    RBS shall:
(i)    Be deemed to beneficially own securities which are beneficially owned by RBS’s Subsidiaries; and
(ii)    Be deemed to be acting on behalf of the Selling Stockholders in its capacity as holder of legal and economic interests, respectively, in Common Stock; and
(g)    Unless otherwise noted, the Company makes the representations, warranties, undertakings and covenants contained herein on behalf of itself and each other applicable member of the Company Group that may be required to take any action necessary for the accuracy of such representations and warranties or compliance with the obligations undertaken by the Company hereunder.
ARTICLE 2
THE IPO AND ACTIONS PENDING THE IPO; OTHER TRANSACTIONS
Section 2.01.    The IPO. The Company shall cooperate with, and take all actions reasonably requested by, RBS in connection with the IPO. In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement:
(a)    The Company shall file such amendments or supplements to the IPO Registration Statement as may be necessary in order to cause the same to remain effective as required by the Underwriting Agreement. The Company shall also prepare, file with the Commission and cause to become effective any registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)    The Company shall comply with its obligations under the Underwriting Agreement.
(c)    The Company shall use its best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO; provided that the Company shall not be required to qualify as a foreign corporation in any state or jurisdiction or consent to service of process in any state or jurisdiction other than with respect to claims arising out of the IPO.
Section 2.02.    Termination of IPO Process. Notwithstanding anything to the contrary contained herein, prior to the Closing, as between the Company and RBS, RBS may in its sole discretion terminate or abandon any aspect of the IPO and the other transactions contemplated hereby or by an Ancillary Agreement in connection with the IPO and the Company shall, subject to compliance with its obligations under the Underwriting Agreement, take all actions directed by RBS in that regard.
Section 2.03.    Subsequent Dispositions. The Parties shall execute and deliver, concurrently with the execution and delivery of this Agreement, the Registration Rights Agreement. In addition to any obligations of the Company pursuant to the Registration Rights Agreement, the Company agrees that it will, and will cause each other member of the Company Group to, provide such cooperation, information and assistance as RBS may reasonably request to ensure that dispositions by RBS or any other member of the RBS Group of any remaining beneficially owned shares of Common Stock are achieved in a timely and efficient manner, including any dispositions pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act (any such disposition, a “Subsequent Disposition”); provided that such cooperation and assistance shall not include any obligation to enter into agreements with any acquiror of Common Stock in any such disposition by RBS or any other member of the RBS Group that are to be performed after such disposition other than any agreements that (i) are contemplated by the Registration Rights Agreement or (ii) are of the nature of agreements customarily included in underwriting agreements (e.g., standstill or lockup obligations) entered into in connection with follow-on stock offerings by publicly traded companies.
ARTICLE 3
THE SEPARATION
Section 3.01.    Termination of Agreements. (a) Except as set forth in Section 3.01, in furtherance of the releases and other provisions of Section 9.01 hereof, the Company and each Person in the Company Group, on the one hand, and RBS and each Person in the RBS Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among the Company and any Person in the Company Group, on the one hand, and RBS and any Person in the RBS Group, on the other hand, effective as of the Effective Date and no such terminated agreement, arrangement, commitment or understanding

(including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Date. The Parties agree that all intercompany accounts receivable, accounts payable and balances arising on or prior to the Effective Date (collectively, “Intercompany Accounts”) between any member of the Company Group and any member of the RBS Group shall be invoiced promptly after the Effective Date and paid within forty-five (45) days of receipt of invoice. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)    The provisions of the first sentence of Section 3.01(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement; (ii) the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement, or any Ancillary Agreement to be entered into by any of the Parties or any Person in their respective Groups); (iii) any agreements, arrangements, commitments or understandings set forth or described on Schedule 3.01(b)(iii); (iv) any In-Scope Arrangements; and (v) any other agreements, arrangements, commitments, understandings or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Effective Date (collectively, the “Surviving Contracts”).
(c)    Notwithstanding anything in this Agreement to the contrary, in the event the Parties agree in writing that an agreement, arrangement, commitment or understanding terminated pursuant to Section 3.01(a) should have remained in force or effect after the Effective Date, such agreement, arrangement, commitment or understanding shall pursuant to this Section 3.01(c) be deemed a Surviving Contract and each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
Section 3.02.    Bank Accounts; Cash Balances. (a) To the extent not completed prior to the Effective Date, RBS and the Company each agrees to take, or cause the respective members of their respective Groups to take, at or as soon as practicable after the Effective Date, all actions necessary to amend all Contracts governing each bank and brokerage account owned by the Company or any other member of the Company Group (collectively, the “Company Accounts”) so that such Company Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by RBS or any other member of the RBS Group (collectively, the “RBS Accounts”) are de-linked from the RBS Accounts.
(b)    It is intended that, following consummation of the actions contemplated by Section 3.02(a), the Company and RBS will maintain separate bank accounts and separate cash management processes.
(c)    With respect to any outstanding checks issued by RBS, the Company, or any of their respective Subsidiaries prior to the Effective Date, such outstanding checks shall be honored following the Effective Date by the Person or Group owning the account on which the check is drawn.
(d)    Other than in connection with the Surviving Contracts, as between RBS and the Company (and the members of their respective Groups), all payments made and reimbursements received after the Effective Date by either Party (or member of its Group) that relate to a business, asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.
Section 3.03.    Transfer of Intellectual Property Rights; Licenses. (a) Subject to the terms and conditions set forth in this Agreement, as of the Effective Date, RBS, on behalf of itself and its Subsidiaries, hereby transfers, conveys and assigns to the Company, and the Company hereby accepts from RBS and its Subsidiaries, all right, title and interest of RBS and its Subsidiaries in and to the Transferred Intellectual Property Rights. With respect to any domain names included in the Transferred Intellectual Property Rights (as set forth on Schedule 1.01(c)), RBS shall promptly take or cause to be taken (and shall cause its Subsidiaries to promptly take or cause to be taken) all steps necessary to update the records of the applicable domain name registrar to ensure that such transfer, conveyance and assignment has been recorded and that the Company is the sole and exclusive owner of such domain names.
(b)    Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that all RBS Intellectual Property Rights (other than the Transferred Intellectual Property Rights) which are or have been used or held for use by the Company and its Subsidiaries at any time prior to or as of the Effective Date shall vest and remain vested in RBS or the relevant Subsidiary of RBS.
(c)    With respect to the Licensable Company Intellectual Property Rights, the Company, on behalf of itself and its Subsidiaries, hereby grants to RBS and its Subsidiaries a perpetual, non-exclusive, world-wide, royalty-free, irrevocable license (with the right to sub-license) to use solely in connection with the business of RBS and its Subsidiaries (or any part of it).
(d)    With respect to the Licensable RBS Intellectual Property Rights, RBS, on behalf of itself and its Subsidiaries, hereby grants to the Company and its Subsidiaries a perpetual, non-exclusive, world-wide, royalty-free, irrevocable license (with the right to sub-license) to use solely in connection with the business of the Company and its Subsidiaries (or any part of it).
(e)    Except as provided in (i) Section 3.03(d) and/or (ii) the Trademark License Agreement and any licenses of Intellectual Property Rights entered into between the Parties or any of their respective Subsidiaries pursuant to any other Ancillary Agreement, the Company, on behalf of itself and its Subsidiaries, hereby acknowledges and agrees that any and all licenses granted by RBS or any of its Subsidiaries to the Company or any of its Subsidiaries in respect of any Intellectual Property Rights shall terminate as of the Effective Date.
(f)    Except as provided in (i) Section 3.03(c) and/or (ii) any licenses of Intellectual Property Rights entered into between the Parties or any of their respective Subsidiaries pursuant to any Ancillary Agreement, RBS, on behalf of itself and its Subsidiaries, hereby acknowledges and agrees that any and all licenses granted by the Company or any of its Subsidiaries to RBS or any of its Subsidiaries in respect of any Intellectual Property Rights shall terminate as of the Effective Date.
(g)    Subject to the terms and conditions set forth in this Agreement, as of the Effective Date, the Company, on behalf of itself and its Subsidiaries, hereby transfers, conveys and assigns to RBS, and RBS hereby accepts from the Company and its Subsidiaries, all right, title and interest of the Company and its Subsidiaries in and to the Retained RBS Domain Names. The Company shall promptly take or cause to be taken (and shall cause its Subsidiaries to promptly take or cause to be taken) all steps necessary to update the records of the applicable domain name registrar to ensure that such transfer, conveyance and assignment has been recorded and that RBS is the sole and exclusive owner of the Retained RBS Domain Names.
Section 3.04.    Other Ancillary Agreements. Each of RBS and the Company will execute and deliver, and cause each of their applicable Subsidiaries to execute and deliver, as applicable, all Ancillary Agreements to which it is a party, in each case to be effective as of the Effective Date.
Section 3.05.    Guarantees. (a) RBS and the Company shall each use their reasonable best efforts to cause a member of the Company Group to be substituted in all respects for a member of the RBS Group, as applicable, and for the members of the RBS Group, as applicable, to be otherwise removed or released, effective as of the Effective Date, in respect of all obligations of any member of the Company Group under each guarantee, indemnity, surety bond, letter of credit and letter of comfort (each, a “Guarantee”), given or obtained by any member of the RBS Group for the benefit of any member of the Company Group or the Company Business. If RBS and the Company have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Effective Date then, following the Effective Date, the Company shall effect such substitution, removal, release and termination as soon as reasonably practicable after the Effective Date; provided that from and after Effective Date, the Company shall indemnify against, hold harmless and promptly reimburse the members of the RBS Group for any payments made by members of the RBS Group and for any and all Liabilities of the members of the RBS Group arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

(b)    RBS and the Company shall each use their reasonable best efforts to cause a member of the RBS Group to be substituted in all respects for a member of the Company Group, as applicable, and for the members of the Company Group, as applicable, to be otherwise removed or released, effective as of the Effective Date, in respect of all obligations of any member of the RBS Group under each Guarantee, given or obtained by any member of the Company Group for the benefit of any member of the RBS Group or the RBS Business. If RBS and the Company have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Effective Date then, following the Effective Date, RBS shall effect such substitution, removal, release and termination as soon as reasonably practicable after the Effective Date; provided that from and after Effective Date, RBS shall indemnify against, hold harmless and promptly reimburse the members of the Company Group for any payments made by members of the Company Group and for any and all Liabilities of the members of the Company Group arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Each Party represents and warrants to the other Party that, as of the date hereof and as of the Effective Date:
Section 4.01.    Organization and Authority. (a) It is duly constituted, organized and validly existing under the laws of the jurisdiction of its incorporation;
(a)    It has the legal right and full power and authority to execute and deliver, and it and the members of its respective Group, as applicable, have the legal right and full power and authority to exercise its and their rights and perform its and their obligations under this Agreement, the Ancillary Agreements and any documents or agreements expressly contemplated by this Agreement or the Ancillary Agreements;
(b)    This Agreement has been, and each of the Ancillary Agreements will be, duly authorized, executed and delivered by each Party and each other member of its respective Group that is a party thereto and, assuming due authorization, execution and delivery by all other parties to such agreement, each of this Agreement and such Ancillary Agreements constitutes or will constitute, as the case may be, the valid and legally binding obligations of each Party and such members of their respective Groups who are parties thereto, enforceable in accordance with its or their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.02.    No Conflict. The authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements by each Party and such members of their respective Groups that are parties thereto do not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation, the memorandum or association or by-laws (or similar organizational documents) of such Party or member of its respective Group or (ii) conflict with or violate in any material respect any Law applicable to such Party or member of its respective Group or any of their respective assets or businesses.
Section 4.03.    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither Party nor any other Person makes any express or implied representation or warranty on behalf of such Party or any other member of its respective Group, and each Party hereby disclaims any representation or warranty not contained herein or therein.
ARTICLE 5
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Section 5.01.    Charter. Prior to the Effective Date, the Company shall file with the Secretary of the State of Delaware, and cause to become effective, the amended and restated certificate of incorporation of the Company attached hereto as Exhibit B.
Section 5.02.    By-Laws. Prior to the Effective Date, the Company Board shall adopt the amended and restated by-laws of the Company attached hereto as Exhibit C.
Section 5.03.    Company Board. (a) From the Effective Date until the Second Threshold Date, the Company and RBS shall (i) use their best efforts to cause the Company Chief Executive Officer and the RBS Designee (who may, at the sole discretion of RBS, be an Independent Director) to be members of the Company Board and (ii) cause the RBS Designee to be a member of each of the Bank Boards.
(b)    Until the Second Threshold Date, RBS shall have the right (i) to designate for nomination by the Company Board (or any nominating committee thereof) for election to the Company Board the RBS Designee and (ii) to appoint, at any time and from time to time, one RBS Non-Voting Attendee who shall be entitled to receive notice of, and, subject to such person’s execution of a confidentiality agreement substantially in the form attached as Exhibit D hereto, attend all meetings of, the Company Board, the Bank Boards and committees thereof, and shall be entitled to receive and review all materials, reports, notifications, papers and agendas related thereto that directors receive (but only to the extent not contrary to applicable Law); provided that (x) the RBS Non-Voting Attendee shall not have the right to vote on any matters presented to the Company Board, the Bank Boards or committees thereof for a vote, (y) the RBS Non-Voting Attendee shall recuse himself or herself from any matter presented to the Company Board, the Bank Boards or any committee thereof if the RBS Designee recuses himself or herself from such matter and (z) the RBS Non-Voting Attendee shall not attend any meetings of the Audit Committee, the CompCo or the Nominating and Governance Committee. In addition, in the event that the RBS Non-Voting Attendee attends a meeting of the Company Board, any Bank Board or any committee thereof at which the RBS Designee is not present, the RBS Non-Voting Attendee shall recuse himself or herself with respect to any matter presented to such meeting with respect to which the RBS Designee, if he or she were attending such meeting, would have an obligation to recuse himself or herself. The Company shall reimburse RBS for all travel and lodging expenses in connection with any RBS Non-Voting Attendee attending any Board meeting on the same terms, and subject to the same policies, as shall apply to directors of the Company Board. RBS may appoint a different person as RBS Non-Voting Attendee with respect to any meeting of the Company Board, the Bank Boards or any committees thereof, it being understood that any obligation hereunder of the Company to provide notice to the RBS Non-Voting Attendee shall be satisfied by delivery of notice to the person who was the RBS Non-Voting Attendee at the time of the most recent such meeting.
(c)    Until the Second Threshold Date, the Company shall at all times exercise all authority under applicable Law to cause the RBS Designee to be nominated for election as a Company Board member by the Company Board (or any nominating committee thereof). Until the Second Threshold Date, the Company shall cause the RBS Designee to be included in the slate of nominees recommended by the Company Board to holders of Common Stock (including at any special meeting of stockholders held for the election of directors) and shall use best efforts to cause the election of each such RBS Designee, including soliciting proxies in favor of the election of such persons. The Company further agrees that, until the Second Threshold Date, it shall (i) fill any vacancy on the Company Board or the Bank Boards created by the resignation, removal or incapacity of the RBS Designee with another RBS Designee identified by RBS, to the extent RBS would at such time have nomination rights (or appointment rights, in the case of the Bank Boards) for such RBS Designee pursuant this Section 5.03, and (ii) except for the removal of an RBS Designee for Cause, use its best efforts not to permit the removal from the Company Board or the Bank Boards of any RBS Designee without RBS’s consent to the extent RBS would at such time have nomination rights (or appointment rights, in the case of the Bank Boards) for such RBS Designee pursuant to this Section 5.03.
(d)    On the Second Threshold Date, the RBS Designee shall submit his or her resignation from the Company Board in accordance with any applicable Corporate Governance Guidelines of the Company in effect at such time. Unless otherwise specified in such resignation, the acceptance by the Company Board of such resignation shall not be required for such resignation to take effect.
Section 5.04.    Board and Other Committees. (a) As of the Effective Date and through the Final Withdrawal Date, the Company Board shall (i) without taking advantage of any of the exemptions available to a “controlled company” under the Exchange Manual, have established and shall maintain committees of the Board meeting the requirements of, and having the responsibilities and authority consistent with the applicable requirements of, the Exchange Act and the Exchange Manual, and such additional responsibilities and authority not inconsistent with this Agreement (including, for the avoidance of doubt, the Remuneration Governance Procedures), as shall be delegated to it by the Company Board from time to time and (ii) maintain a risk committee that shall consist of at least 5 members and that shall operate pursuant to the charter approved by the Company Board and RBS prior to the date hereof, with such changes as may be approved by RBS from time to time, provided that, after the First Threshold Date, the approval of RBS shall not be required for any de minimis change to such charter, provided, further, that the Company shall deliver written notice to RBS of any proposed change to such charter at least seven (7) Business Days before such change is sought to be adopted, such notice to specify whether or not the Company considers such change to be de minimis.
(b)    As of the Effective Date and through the Second Threshold Date, to the extent the Company Board or any of the Bank Boards has a standing committee that is functionally equivalent to the existing Executive Committee of the Company Board, the RBS Designee shall be a member of such committee and shall be entitled to receive notice of, and attend any meetings of, such committee, provided that the attendance of the RBS Designee at any meeting of such committee shall not be required for a quorum.
(c)    Until the Second Threshold Date, the Company shall cause to be delivered to the RBS Designee and the RBS Non-Voting Attendee all communications, notices (including notices of meetings) and other materials delivered to members of the Company Board, the Bank Boards and any committees of the Company Board and the Bank Boards in such members’ capacities as such no later than such communications, notices and other materials are delivered to such other members; provided that communications, notices and other materials that relate to a matter with respect to which recusal of the RBS Designee is applicable shall not be delivered pursuant to this Section 5.04(c).
(d)    Until the Deconsolidation Date, the Company shall cause an individual designated by RBS from time to time to be a member of the Company ALCO.
Section 5.05.    Significant Actions. (a) Until the First Threshold Date, neither the Company nor any member of the Company Group shall take, or be permitted to take, any of the following actions without the written approval of RBS:
(i)    establish, adopt or approve any annual budget of the Company for any fiscal year;
(ii)    approve or adopt any amendment or modification to any approved annual budget of the Company to the extent presented to the Company Board, or any committee thereof, for approval;

(iii)    (A) terminate the Company’s Chief Executive Officer, Chief Financial Officer or Chief Risk Officer or (B) appoint a new Chief Executive Officer, Chief Financial Officer or Chief Risk Officer of the Company; or
(iv)    enter into any agreement to do any of the foregoing in Section 5.05(a)(i)-(iii).
(b)    Until the Second Threshold Date, neither the Company nor any member of the Company Group shall take, or be permitted to take, any of the following actions without the written approval of RBS:
(i)    make material changes to the scope or nature of the Company Business;
(ii)    enter into any direct or indirect transactions between, on the one hand, the Company or any Subsidiary of the Company and, on the other hand, (A) any Significant Stockholder or Affiliate or related Person of any Significant Stockholder (except for any transactions with such persons as clients or customers of the Company in the ordinary course of business of the Company Business on terms that are substantially the same as those prevailing at the time for comparable ordinary course transactions with or involving unaffiliated clients or customers of the Company or any Subsidiary), (B) any Affiliate of the Company (other than any wholly owned Subsidiary of the Company) or any joint venture (whether or not such joint venture is subject to RBS approval pursuant to Section 5.05(b)(v)) (except for any transactions where any such Affiliate or such joint ventures are clients or customers of the Company in the ordinary course of business of the Company Business on terms that are substantially the same as those prevailing at the time for comparable ordinary course transactions with or involving unaffiliated clients or customers of the Company or any Subsidiary); provided that any transaction to which clause (C) below is applicable shall be reviewed under that clause, or (C) any officer or director of the Company or any Subsidiary of the Company, including the modification or amendment of any existing agreement or arrangement (other than ordinary course remuneration or benefit matters, including the making of any loans to officers or directors in accordance with applicable Law, including Regulation O of the Federal Reserve Board (12 C.F.R. Part 215));
(iii)    any merger, consolidation, business combination or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) involving the Company, CBNA or CBPA, on the one hand, and any other Person, on the other hand; provided that any transaction to which clause (iv) or (v) below is applicable shall be reviewed under that clause;
(iv)    any acquisition, transfer or disposition by the Company or any Subsidiary of the Company of securities, assets or liabilities, whether in a single transaction or series of related transactions (and whether effected by way of merger, consolidation, purchase, sale or other form of transfer) with a purchase price (in excess of book value) of above $500 million or where the book value of securities, assets or liabilities so acquired, transferred or disposed exceeds $4 billion; provided that:
(A)    subject to Section 5.06, during the period beginning on the Effective Date and ending on the first date on which RBS would no longer be considered to exercise control over the Company for EU regulatory purposes (with control being as defined in Article 3(2) of Council Regulation 139/2004/EC of 20 January 2004 on the control of concentrations between undertakings) (the “EU Control Period”), in addition to any other approval of RBS required under this Section 5.05(b)(iv), RBS’s written approval shall be required for (i) any acquisition by the Company or any of its Subsidiaries of any Financial Institution or any package of assets and liabilities that together constitutes a business equivalent to a Financial Institution or (ii) any other acquisitions by the Company or any of its Subsidiaries the purpose of which is to expand its activities outside of its business model, if the aggregate purchase price (in excess of book value) of all acquisitions described in (i) and (ii) above during the EU Control Period exceeds $125 million in the aggregate for all such acquisitions; and
(B)    (x) any acquisition by the Company or any wholly owned Subsidiary of the Company of securities, assets or liabilities of the Company or any wholly owned Subsidiary of the Company and (y) any disposition of securities, assets or liabilities by the Company or any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company shall not require such written approval of RBS;
(v)    entry into any joint venture or similar transaction with any Person (other than the Company or a wholly owned Subsidiary of the Company) where any such joint venture or other entity formed by such transaction has assets or liabilities with a book value in excess of $4 billion;
(vi)    the issuance of any Capital Stock of the Company or of any Subsidiary of the Company, other than (A) issuances to the Company or any of the Company’s wholly owned Subsidiaries, (B) issuances of the capital stock of a newly formed joint venture entity or the entity in a similar transaction otherwise permitted pursuant to Section 5.05(b)(v) to the parties to the joint venture or similar transaction; or (C) (1) any proposed issuance further to the grants of incentive- or equity-based awards in respect of Common Stock or (2) issuances of Common Stock upon the exercise of stock options or stock appreciation rights or the vesting, delivery or settlement of any equity-based awards in respect of Capital Stock of the Company (including Common Stock) or any Subsidiary of the Company (including issuances pursuant to sales to satisfy taxes relating to the exercise, vesting, delivery or settlement thereof), in each case under these sub-clauses (C)(1) and (C)(2), to a current, new, or former officer, director, employee or consultant of the Company or any member of the Company Group pursuant to any incentive or equity compensation plan, employment agreement or other arrangement approved by the Company Board or a duly authorized committee thereof and provided that (x) the aggregate number of shares of Common Stock of the Company underlying any such equity-based awards shall not exceed the number of shares of Common Stock equal to 12 percent of the number of shares of Common Stock of the Company issued and outstanding as of the pricing date of the IPO (such number of shares of Common Stock shall be inclusive of any “substitute awards” (as defined under the terms of any applicable plan) and shall be subject to adjustment, if any, under the terms of the applicable plan) and (y) any such grants or issuances shall be in compliance with the Remuneration Governance Procedures;
(vii)    any increase in the limits under, or changes in the metrics relating to, the Company Funding and Liquidity Metrics, provided that, notwithstanding Section 5.07, for so long as an individual designated by RBS is a member of the Company ALCO pursuant to Section 5.04(d), any approval of RBS required under this Section 5.05(b)(vii) shall be evidenced in a writing signed by such member of the Company ALCO;
(viii)    the commencement of any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of the Company or any of its Subsidiaries in any form of transaction, making arrangements with creditors, or consenting to the entry of an order for relief in any involuntary case, or taking the conversion of an involuntary case to a voluntary case, or consenting to the appointment or taking possession by a receiver, trustee or other custodian for all or substantially all of its property, or seeking the protection of any applicable bankruptcy or insolvency law, other than any such actions with respect to a non-material Subsidiary where, in the good faith judgment of the Board, the maintenance or preservation of such Subsidiary is no longer desirable in the conduct of the Company Business; or
(ix)    the entering into of any agreement to do any of the foregoing in Section 5.05(b)(i)-(viii).
(c)    Until the Final Withdrawal Date, the Company Group Policy Framework shall be amended only upon the mutual consent of the Parties (with the written consent of one Policy Representative of each of the Company and RBS evidencing the consent of the Company and RBS, respectively); provided that, after the First Threshold Date, the consent of RBS shall not be required for any de minimis amendment to a policy within the Company Group Policy Framework, provided, further, that the Company shall deliver written notice to each of RBS’s Policy Representatives of any proposed amendment to any policy within the Company Group Policy Framework at least seven (7) Business Days before such amendment is sought to be adopted, such notice to specify whether or not the Company considers such amendment to be de minimis.
(d)    Until the Deconsolidation Date, neither the Company nor any member of the Company Group shall sell, assign, dispose of or otherwise transfer the economic interest in the securities described on Schedule 5.05(d) hereto or any participation or interest therein (whether legal, beneficial or otherwise), whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing, unless the Company delivers written notice to RBS of any such transaction at least five (5) Business Days before consummating such transaction or agreeing to consummate such transaction.
(e)    Neither the Company nor any member of the Company Group shall sell, assign, dispose of or otherwise transfer the economic interest in any securities classified in the consolidated financial statements of the Company as held-to-maturity securities or any participation or interest therein (whether legal, beneficial or otherwise), whether directly or indirectly (including pursuant to a derivative transaction) unless the Company delivers written notice to RBS of any such transaction at least five (5) Business Days before consummating such transaction or agreeing to consummate such transaction, such notice to include a confirmation from the Company Auditors that such transaction will not require the reclassification of the Company’s portfolio of held-to-maturity securities under U.S. GAAP or IFRS.
Section 5.06.    EU Control Period. During the EU Control Period, at least twelve (12) Business Days before the Company or any of its Subsidiaries enters into any definitive agreement to acquire any securities, assets or liabilities that could (whether or not the Company believes that (i) the securities, assets or liabilities constitute a Financial Institution or any package of assets and liabilities that together constitutes a business equivalent to a Financial Institution or (ii) such acquisition has a purpose of expanding the Company’s activities outside of its business model) require approval of RBS pursuant to Section 5.05(b)(iv)(A) (without giving effect to the aggregate monetary threshold set forth therein) (an “EU Acquisition”), the Company shall deliver a written notice (an “EU Acquisition Notice”) to the RBS Principals setting forth in detail (i) if the Company has determined that the consummation of the relevant EU Acquisition does not require RBS’s prior written approval under Section 5.05(b)(iv)(A), the Company’s basis for such determination (including the Company’s calculation of the purchase price (in excess of book value) of (x) the relevant EU Acquisition and (y) all acquisitions described in clauses (i) and (ii) of Section 5.05(b)(iv)(A) consummated during the EU Control Period as of the date of the EU Acquisition Notice), or (ii) if the Company has determined that the consummation of the relevant EU Acquisition requires RBS’s prior written approval under Section 5.05(b)(iv)(A), the Company’s calculation of the purchase price (in excess of book value) of (x) the relevant EU Acquisition and (y) all acquisitions described in clauses (i) and (ii) of Section 5.05(b)(iv)(A) consummated during the EU Control Period as of the date of the EU Acquisition Notice.  The Company shall promptly provide RBS with any other information relating to the EU Acquisition that is reasonably requested by RBS. If RBS, acting reasonably and in accordance with RBS’s state aid obligations, disagrees with a determination by the Company pursuant to clause (i) of the preceding sentence, then the relevant EU Acquisition shall be deemed to require RBS’s prior written approval under Section 5.05(b)(iv)(A).  At the request of RBS from time to time, the Company shall cause an appropriate executive officer of the Company to certify to RBS that the Company and its Subsidiaries have not entered into any definitive agreement during any specified period to acquire any securities, assets or liabilities that should have been the subject of an EU Acquisition Notice pursuant to this Section 5.06.
Section 5.07.    Implementation. The consent or approval of RBS (or the determination of RBS not to provide such consent or approval) for any action for which RBS has consent or approval rights under this Article 5 (other than any such rights set forth in Section 5.05(c)) shall be evidenced in a writing signed by any of the Chief Executive Officer of RBS, the Group Finance Director of RBS or the Chief Executive of the Capital Resolution Group of RBS (collectively, the “RBS Principals”), which writing shall be delivered to the Company within twelve (12) Business Days following receipt of a written request for such consent or approval from the Company by each of the RBS Principals; provided that if no response is received from an RBS Principal within such period, such consent or approval shall be deemed to have been given. Any written request for consent or approval delivered to the RBS Principals hereunder shall be delivered in writing and by email in a manner in which each RBS Principal shall have notice that such request has been concurrently delivered to the other RBS Principals.
ARTICLE 6
COMPLIANCE, INFORMATION AND CONTROLS
Section 6.01.    Policy Compliance and Compliance with Prudential Supervisory Requirements. (a) Until the Final Withdrawal Date, the Company agrees that it will, and will cause each other member of the Company Group to:
(i)    comply with (A) the Company Group Policy Framework (unless the Company Group Policy Framework expressly contemplates a termination date other than the Final Withdrawal Date, in which case such specified date shall apply), and (B) the Functional Requirements; and
(ii)    at RBS’s reasonable written request, take, or refrain from taking, any actions to the extent necessary to enable RBS and each other member of the RBS Group to comply with the Prudential Supervisory Requirements or other Law applicable to RBS and each other member of the RBS Group.
(b)    Until the Deconsolidation Date, the Company agrees that it will, and will cause each other member of the Company Group to, comply with the Audit / Non Audit Services Policy Standard set forth in the RBS Group Policy on Corporate Governance as in effect from time to time.

Section 6.02.    RBS Information Rights. (a) Until the Final Withdrawal Date (or, with respect to the matters set forth in Section 6.02(b), the Deconsolidation Date), the Company agrees that it will, and will cause each other member of the Company Group to, promptly, but in any case within five (5) Business Days (subject to any provision of this Agreement that requires that information be provided more promptly) of any request from RBS (unless not practicably available within such time, in which case as soon as practicable thereafter), provide to RBS (including its agents, accountants, advisors, counsel and other representatives) any information with respect to the Company Group, the Company Business and the Company Group’s properties, and the financial position, results of operations and prospects of the Company or any other member of the Company Group requested by RBS to: (a) account for the beneficial ownership of the Company by the RBS Group (or any member thereof) in such Person’s accounts, financial records and statements, forecasts and planning materials; (b) satisfy the legal, regulatory, compliance, tax, audit (internal and external), risk management, financial management, budgeting and accounting requirements of the RBS Group (or any member thereof); or (c) meet the requirements of any Governmental Authority or securities exchange to which RBS or any other member of the RBS Group is subject, including any Prudential Supervisory Requirements.
(b)    Until the Deconsolidation Date the Company agrees that it will, and will cause each other member of the Company Group to, promptly, but in any case within five (5) Business Days (subject to any provision of this Agreement that requires that information be provided more promptly) of any request from RBS (unless not practicably available within such time, in which case as soon as practicable thereafter), provide to RBS (including its agents, accountants, advisors, counsel and other representatives) such information it may request from time to time, including, without limitation:
(i)    evidence of the adequate and effective operation of internal control over financial reporting consistent with the level of information (including certification) received by RBS prior to the Effective Date and including providing appropriate Company executive confirmation to RBS in the manner provided prior to the Effective Date of compliance with RBS’s requirements in relation to the Sarbanes-Oxley Act of 2002;
(ii)    material communications between the Company Auditors and the Audit Committee, including (1) the Company Auditor’s annual management letter and management responses thereto, (2) communications by the Company Auditor pursuant to Statement of Auditing Standards Nos. 114 and 115 and AU Sections 380/AU-C260 and 325 AU-C26J (or applicable successor rules), (3) letters from the auditors required by PCAOB Rule 3526 to be delivered to the Audit Committee regarding the independent auditor’s communications with the Audit Committee concerning independence, (4) communications to the Audit Committee required by Rule 2-07 of Regulation S-X regarding critical accounting policies and practices to be used, alternative U.S. GAAP treatments for policies and practices related to material items that have been discussed with management of the Company, management letters and the schedule of unadjusted differences, and (5) non-publicly filed internal control reports prepared by management (including reports regarding the status of remediation efforts with respect to significant deficiencies and material weaknesses) and the Company Auditor and related documents;
(iii)    certifications of each of the Company’s principal executive and principal financial officers addressed to RBS consistent with certifications required to be included in the Company’s periodic reports to be filed with the Commission pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K;
(iv)    Control Environment Certifications provided to RBS in the manner undertaken prior to the Effective Date; and
(v)    any certifications or letters requested by RBS’s independent certified public accountants.
(c)    Subject to Section 8.03(b), if the Company reasonably determines that any provision of information pursuant to this Article 6 (including any information provided pursuant to the Functional Requirements) could be commercially detrimental to the Company Business, violate any Law or Contract or result in the waiver of any Privilege, the Parties shall take all reasonable measures to permit the provision of such information in a manner that avoids any such detriment, violation or waiver. If, after the Parties have taken all such measures, the Company is unable to provide any such information other than in a manner that could violate any Law or Contract, the Company shall not be required to provide such information. Any information owned by the Company that is provided to RBS pursuant to this Section 6.02 shall be deemed to remain the property of the Company.
Section 6.03.    RBS Access Rights. Until the Final Withdrawal Date, the Company agrees that it will, and will cause each other member of the Company Group to, provide RBS (including its agents, accountants, advisors, counsel and other representatives) with, during regular business hours, full and prompt access to the Company’s management and the Company’s advisors, external auditors (including the Company Auditors), personnel (including its risk, legal, financial and compliance personnel), data, systems and internal audit function (through the Company’s head of internal audit), including access to work papers and any personnel or agents of the Company and the external auditors responsible for conducting the Company’s quarterly reviews and annual audit requested by RBS to: (A) account for the beneficial ownership of the Company by the RBS Group (or any member thereof) in such Person’s accounts, financial records and statements, forecasts and planning materials; (B) satisfy the legal, regulatory, compliance, tax, audit (internal and external), risk management, financial management, budgeting and accounting requirements of the RBS Group (or any member thereof); or (C) meet the requirements of any Governmental Authority or securities exchange to which the RBS Group (or any member thereof) is subject, including any Prudential Supervisory Requirements; provided that, with respect to access to external auditors and the internal audit function, following the Deconsolidation Date, the Company shall only be required to provide RBS with reasonable access to such auditors (including the Company Auditor) and the Company’s internal audit function (through the Company’s head of internal audit) and shall extend all reasonably requested cooperation in connection with the RBS Group’s internal and external audit functions.
Section 6.04.    Access by Governmental Authorities. (a) Until the Final Withdrawal Date, the Company agrees that it will, and will cause each other member of the Company Group to:
(i)     provide, as promptly as reasonably practicable but in any case within five (5) Business Days of any request from RBS (unless not practicably available within such time, in which case as soon as practicable thereafter) (subject to (i) any provision of applicable Law or this Agreement, (ii) any request of a Governmental Authority, or (iii) any requirement of a national securities exchange in each case that requires that information, records or documents be provided more promptly), any information, records or documents (x) requested or demanded by any Governmental Authority having jurisdiction or oversight authority over RBS or any member of the RBS Group or (y) deemed necessary or advisable by RBS in connection with any filing, report, response or communication made by RBS or any member of the RBS Group with or to any Governmental Authority (whether made pursuant to specific request from such authority or in the ordinary course); and
(ii)    upon reasonable notice, provide access to any Governmental Authority having jurisdiction or oversight authority over any member of the RBS Group to its offices, employees and management in a reasonable manner where requested or demanded by such Governmental Authority or as required under applicable Law.
Section 6.05.    Remuneration Governance Procedures, Compensation, Tax Responsibility and In-Scope Arrangements. (a) The Company agrees and acknowledges that (i) RBS shall have oversight authority as provided under the Remuneration Governance Procedures, (ii) the Company shall, and shall cause each other member of the Company Group to, comply with the Remuneration Governance Procedures and (iii) for the avoidance of doubt, CompCo shall exercise its authority in compliance with the Remuneration Governance Procedures.
(b)    The Company agrees and acknowledges that it shall be responsible for the administration, conversion and satisfaction of all contractual obligations relating to, and costs incurred in connection with, the In-Scope Arrangements, and that RBS shall have no liability with respect thereto.
(c)    Each of RBS and the Company agree and acknowledge that they shall cooperate, and shall cause their respective certified public accountants to cooperate, with the other Party, with respect to tax withholding and reporting obligations relating to the In-Scope Arrangements.
Section 6.06.    Cooperation on Public Filings. (a) Subject to Section 6.06(f), until the Final Withdrawal Date, each of RBS and the Company shall cooperate, and shall cause their respective independent certified public accountants to cooperate, with the other Party to the extent requested by such Party in connection with the preparation of such Party’s public earnings or other press releases, quarterly and annual reports to shareholders, annual reports on Form 10-K or 20-F, any current reports on Form 8-K or Form 6-K, any reports pursuant to Section 16 of the Exchange Act and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by either Party with any Governmental Authority, any national securities exchange or otherwise made publicly available (collectively, the “Public Filings”). The Company agrees that it will, and will cause each other member of the Company Group to:
(i)    provide to RBS all information that RBS reasonably requests in connection with any RBS Public Filings or that, in the judgment of RBS, is required to be disclosed or incorporated by reference therein under any Law, rule or regulation;
(ii)    use its reasonable best efforts to cause the Company Auditors to consent to any reference to them as experts in any RBS Public Filings required under any Law, rule or regulation;
(iii)    notify RBS in a timely manner of its intention to make any Public Filing, provide RBS a reasonable opportunity to review and comment on such Public Filing prior to such Public Filing being made and use its reasonable efforts to incorporate any such comments of RBS; provided that the Company shall not be required to take any action that will result in a violation of its disclosure or other obligations under applicable Law;
(iv)    if and to the extent requested by RBS, diligently and promptly review and comment on all drafts of any RBS Public Filings or other Disclosure Documents of RBS (including to ensure that any portion of such RBS Public Filing or such Disclosure Document pertaining to the Company Group does not include any information that contains an untrue statement of a material fact or omits to state a material fact necessary to make such information not misleading) and prepare in a diligent and timely fashion any portion of such RBS Public Filing or such Disclosure Document pertaining to the Company Group; and
(v)    prior to any printing or public release of any RBS Public Filing, cause an appropriate executive officer of the Company to, if timely requested by RBS, certify that the information relating to any Company Group member in such RBS Public Filing is accurate, true, complete and correct in all material respects.

(b)    The Company will, and will cause each other member of the Company Group to, provide any information requested by RBS pursuant to this Section 6.06 in a timely manner on the dates requested by RBS (which may be earlier than the dates on which the Company otherwise would be required under the provisions of this Agreement to have such information available; provided, however, that where practicable, RBS shall make its request for such information no later than five (5) Business Days prior to the date that RBS expects the Company to provide such information).
(c)    With respect to any information provided by one Party to the other Party that is contained in, or used in the preparation of, any public disclosure or Disclosure Document of such other Party, neither Party shall provide any such information that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.
(d)    In the event that any member of the Company Group is required by applicable Law to publicly release information concerning such Person’s financial information for a period for which RBS has yet to publicly release financial information or that otherwise conflicts with the information with respect to any Company Group member that is included in any RBS Public Filing, the Company shall provide RBS notice of such release of such information, including a copy of such intended release, as soon as practicable prior to such release of such information and in any event within five (5) Business Days prior to such release.
(e)    Subject to Section 6.06(f), the Company and RBS shall consult and agree on the timing of their respective Public Filings. Prior to making any Public Filing, each Party shall give the other Party an opportunity to review such Public Filing and to comment thereon and each Party shall use reasonable efforts to incorporate any such comments of the other Party; provided that neither Party shall be required to take an action that will result in a violation of its disclosure or other obligations under applicable Law.
(f)    Notwithstanding anything to the contrary in this Section 6.06, RBS shall not be required to consult or cooperate with the Company, or otherwise have any obligations under this Section 6.06, with respect to any RBS Public Filing or any portion of any RBS Public Filing that (x) does not contain information relating to the Company or the Company Business or (y) contains information relating to its ownership of Common Stock but does not otherwise contain any other information relating to the Company or the Company Business.
Section 6.07.    Conformance of Information. Until the Final Withdrawal Date, all information provided by any Company Group member to RBS will be consistent in terms of format and detail and otherwise with RBS’s policies with respect to the application of IFRS and U.S. GAAP, as applicable, and practices in effect on the Effective Date with respect to the provision of such information by such Company Group member to RBS (and, where appropriate, as presently presented in financial reports to the RBS Board), with such changes therein as may be requested by RBS from time to time consistent with changes in such accounting principles and practices.
Section 6.08.    Disclosure Controls. (a) Until the Final Withdrawal Date, the Company agrees that it will, and will cause each other member of the Company Group to:
(i)    maintain, as of and after the Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15;
(ii)    cause each of its principal executive and principal financial officers to sign and deliver certifications to the Company’s periodic reports and will include the certifications in the Company’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K;
(iii)    cause its management to evaluate the Company’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; and
(iv)    disclose in its periodic reports filed with the Commission information concerning the Company management’s responsibilities for and evaluation of the Company’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of the Company Auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable Commission rules.
(b)    Without limiting the generality of Section 6.08(a), until the Deconsolidation Date, the Company agrees that it will, and will cause each other member of the Company Group to, maintain as of and after the Effective Date internal systems and procedures that will provide reasonable assurance that:
(i)    the Company’s consolidated financial statements are reliable and timely prepared in accordance with U.S. GAAP and applicable Law;
(ii)    all transactions of members of the Company Group are recorded as necessary to permit the preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP and applicable Law;
(iii)    the receipts and expenditures of members of the Company Group are authorized at the appropriate level within the Company; and
(iv)    unauthorized use or disposition of the assets of any member of the Company Group that could have a material effect on the Company’s consolidated financial statements is prevented or detected in a timely manner.

Section 6.09.    Special Reports of Deficiencies, Violations or Unscheduled Events. (a) Until the Final Withdrawal Date, the Company agrees that it will, and will cause each other member of the Company Group to, report in reasonable detail to RBS the following events or circumstances promptly after any executive officer of the Company or any member of the Company Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal controls, whether over financial reporting or otherwise; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act and (D) any material violation of Law, including for the avoidance of doubt, any report of a violation that an attorney representing any Company Group member has formally made to any officers or directors of the Company pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205), or the Company Group Policy Framework.
(b)    Until the Final Withdrawal Date, the Company agrees that it will, and will cause each other member of the Company Group to, report in reasonable detail to RBS promptly after any executive officer of the Company or any member of the Company Board becomes aware of any material change, or any development involving a prospective material change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company Group on a consolidated basis.
Section 6.10.    Company Information Rights. (a) Until the Final Withdrawal Date, RBS will, and will cause each other member of the RBS Group to, as promptly as reasonably practicable but in any case within five (5) Business Days (subject to any provision of this Agreement that requires that such action be taken more promptly) of any request from the Company (unless not practicably available within such time, in which case as soon as practicable thereafter), provide to the Company (including its agents, accountants, advisors, counsel and other representatives):
(i)    Financial, accounting, taxation and other information and records of, or confirmations from, RBS and each member of the RBS Group;
(ii)    Audit documents and papers of RBS’s auditors as may be reasonably required by the Company from time to time; and
(iii)    Access to relevant personnel of RBS and each member of the RBS Group, in each case to the extent such information or access is necessary for the Company or any other member of the Company Group to comply with any applicable Law or to meet the requirements of any Governmental Authority or securities exchange to which the Company is subject.

(b)    Subject to Section 8.03(b), if RBS reasonably determines that any provision of information pursuant to this Article 6 (including any information provided pursuant to the Functional Requirements) could be commercially detrimental to the RBS Business, violate any Law or Contract or result in the waiver of any Privilege, the Parties shall take all reasonable measures to permit the provision of such information in a manner that avoids any such detriment, violation or waiver. If, after the Parties have taken all such measures, RBS is unable to provide any such information other than in a manner that could violate any Law or Contract, RBS shall not be required to provide such information. Any information owned by RBS that is provided to the Company pursuant to this Section 6.10 shall be deemed to remain the property of RBS.
Section 6.11.    Access to Historical Records. For a period of five years following the Final Withdrawal Date, subject to an extension of up to ten years upon the demonstration of a legal, tax or regulatory requirement for such extension by the requesting Party, RBS and the Company shall retain the right to access such records of the other which exist as a result of RBS’s control or ownership of all or a portion of the Company. Upon reasonable notice and at each Party’s own expense, RBS (and its authorized representatives) and the Company (and its authorized representatives) shall be afforded access to such records at reasonable times and during normal business hours and each Party (and its authorized representatives) shall be permitted, at its own expense, to make abstracts from, or copies of, any such records; provided, access to such records may be denied if (i) RBS or the Company, as the case may be, cannot demonstrate a legitimate business need (during the five year period following the Final Withdrawal Date), or a legal, tax or regulatory requirement (during the extension period described above), for such access to the records; (ii) the information contained in the records is subject to any applicable confidentiality commitment to a third party; (iii) a bona fide competitive reason exists to deny such access; (iv) the records are to be used for the initiation of, or as part of, a suit or claim against the other Party; (v) such access would serve as a waiver of any Privilege afforded to such record; or (vi) such access would unreasonably disrupt the normal operations of RBS or the Company, as the case may be. Notwithstanding the foregoing, nothing in this Section 6.11 shall require either Party to modify its record retention policy as may be in effect from time to time to retain or preserve any records that in the absence of this Section 6.11 would otherwise be exempt from such retention requirement.
Section 6.12.    Expenses. Except as expressly provided in Section 6.11, the Company shall be responsible for any expenses it incurs in connection with the fulfillment of its obligations under Article 5 and this Article 6, except (i) out-of-pocket expenses reasonably incurred with respect to any specific request by RBS for information or access in excess of information or access historically provided by the Company to RBS prior to the Effective Date, unless such request relates to any action by, or inaction of, any member of the Company Group that is inconsistent with such past practice; and (ii) to the extent expressly agreed between RBS and the Company prior to the incurrence of any specific expenses.

Section 6.13.    Additional Matters. (a) For the avoidance of doubt, the rights and obligations set out in this Article 6 shall be deemed to include, but are not intended to limit, or be limited by, the rights and obligations of RBS and the Company pursuant to the Functional Requirements.
(b)    For the avoidance of doubt, the rights and obligations granted under this Article 6 are subject to any specific provisions on the retention, rights to use or confidential treatment of information set forth in any Ancillary Agreement.
(c)    For the avoidance of doubt, each obligation of either Party to provide information and access to information pursuant to this Article 6 shall include the obligation to provide information and access to information in any form, including, without limitation, in written, oral, electronic or other tangible or intangible forms and stored in any medium, whether in existence now or in the future.
ARTICLE 7
CERTAIN BUSINESS MATTERS
Section 7.01.     Insurance Matters. (a) The Company has since the Insurance Separation Date and shall until the Final Withdrawal Date maintain in effect the Insurance Policies set forth on Schedule 7.01. Since the Insurance Separation Date, the coverage under all Shared Insurance Policies has and shall continue in force only for the benefit of RBS and other members of the RBS Group and not for the benefit of the Company or any other member of the Company Group. Effective from and after the Insurance Separation Date, the Company has and shall continue to arrange for its own Insurance Policies with respect to the Company Business covering all periods (whether prior to or following the Insurance Separation Date) and agrees not to seek, through any means, benefit from any of RBS’s or its Affiliates’ Insurance Policies that may provide coverage for claims relating in any way to the Company Business following the Insurance Separation Date.
(b)    Where Shared Insurance Policies with an insurer cover Liabilities related to the Company Business reported after the Insurance Separation Date with respect to an occurrence prior to the Insurance Separation Date under an occurrence-based Shared Insurance Policy (collectively, “Covered Claims”), then the members of the Company Group may notify RBS of such claim and RBS shall seek coverage for such Covered Claims under such Shared Insurance Policies, control the prosecution and defense of such Covered Claims and forward any insurance proceeds recoverable with respect thereto pursuant to Section 3.02(d) hereof, without any prejudice or limitation to RBS seeking insurance under the Shared Insurance Policies for its own claims. After the Insurance Separation Date, RBS has and shall continue to procure and administer the Shared Insurance Policies, provided that such administration shall not limit, inhibit or preclude the right of the members of the Company Group to insurance coverage thereunder in accordance with this Section 7.01(b), in each case, with respect to Covered Claims. The Company shall promptly notify RBS of any Covered Claims, and RBS agrees to reasonably cooperate with the Company concerning the pursuit by the Company of any such Covered Claim, in each case at the expense of the Company (to the extent such expenses are not covered by the applicable Shared Insurance Policies).
(c)    In the event that Covered Claims relate to the same occurrences for which RBS is seeking coverage under such Shared Insurance Policies and for which the Parties have a shared defense, the Company and RBS shall jointly defend any such claim and waive any conflict of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith on a pro rata basis in proportion to the assessed value of the claim or claims against such Party (to the extent such expenses are not covered by the applicable Shared Insurance Policies), including self-insured retentions or deductibles. In the event that policy limits under an applicable Shared Insurance Policy are not sufficient to fund all claims of RBS and members of the RBS Group and the Company and members of the Company Group, and any amounts simultaneously due shall be paid to the respective entities in proportion to the assessed value of each respective entity’s claim or claims.
Section 7.02.    No Restriction on Competition. It is the explicit intent of each of the Parties hereto that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that, subject to Section 5.05(b)(i), nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party to engage in any business or other activity which competes with the business of any other Party or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area.
Section 7.03.    No Solicitation of Employees. For and during the 12 month period following the Effective Date, none of RBS, the Company or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee at the level of Senior Vice President or higher of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 7.03 shall restrict or preclude the rights of RBS, the Company or any member of their respective Groups from soliciting or hiring (i) any employee who responds to a general solicitation or advertisement that is not specifically targeted or focused on the employees employed by any other Party’s respective Group (and nothing shall prohibit such generalized searches for employees through various means, including, but not limited to, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches); provided that the applicable Party has not encouraged or advised such firm to approach any such employee; (ii) any employee whose employment has been terminated by the other Party’s respective Group; or (iii) any employee who voluntarily terminated his or her employment more than sixty (60) days prior to any act of solicitation referred to in this Section 7.03.
Section 7.04.    Company Capital Reduction. Subject to obtaining any required Governmental Approvals, the Company agrees to consummate the capitalization reduction transaction(s) described in the IPO Registration Statement under the heading “Our Relationship with the RBS Group and Certain Other Related Party Transactions—Relationship with the RBS Group—Other.”
Section 7.05.    Non-Control Determination. Within thirty (30) days following the first date on which RBS ceases to beneficially own such number of shares of Common Stock representing at least 10% of the voting power of all outstanding shares of Common Stock, RBS shall assess based on the facts and circumstances (including the extent of business relationships among RBS and the Company) whether RBS has a reasonable basis on which to seek a non-control determination with respect to the Company from the Federal Reserve Board and if such reasonable basis exists, RBS shall use commercially reasonable efforts to seek written confirmation from the Federal Reserve Board that RBS is not deemed to control the Company by the Federal Reserve Board.
Section 7.06.    Deconsolidation Date Determination. RBS shall provide written confirmation informing the Company that the Deconsolidation Date has occurred. RBS shall provide such written confirmation promptly, but in any case within five (5) Business Days after the Deconsolidation Date.
Section 7.07.    Mutual Agreement Procedure Claim. With respect to certain tax matters, each of the Company and RBS agrees to comply with the provisions of Schedule 7.07 hereto.
ARTICLE 8
CONFIDENTIALITY; PRESERVATION OF PRIVILEGE
Section 8.01.    Confidentiality. (a) Subject to Section 8.02, each of RBS and the Company (each, a “Receiving Party”), on behalf of itself and each Person in its respective Group, agree to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, all Confidential Information received from a Disclosing Party (as defined below) in confidence with at least the same degree of care that applies to its own confidential and proprietary information pursuant to (x) with respect to the Company, the Company Group Policy Framework and (y) with respect to RBS, the RBS Group Policy Framework, in each case as in effect as of the Effective Date. As used in this Article 8, “Confidential Information” shall include all information with respect to the Company, solely concerning the Company Business (for which the Company shall be the “Disclosing Party”) and with respect to RBS, concerning the RBS Business (for which RBS shall be the “Disclosing Party”) that is accessible to it, in its possession (including Confidential Information in its possession prior to the Effective Date) or furnished by the Disclosing Party or any Person in its respective Group, or accessible to, in the possession of, or furnished to such Receiving Party’s respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise (including, for the avoidance of doubt, any Confidential Information provided by the RBS Designee or the RBS Non-Voting Attendee to any member of the RBS Group or any of such member’s directors, officers, employees, agents, accountants, counsel and other advisors or representatives), except, in each case, to the extent that such Confidential Information (i) is or becomes part of the public domain through no breach of this Agreement by the Receiving Party or any of its Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) Confidential Information that was independently developed following the Effective Date by employees or agents of the Receiving Party or any Person in its respective Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Confidential Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any Person in its respective Group, or (iii) becomes available to the Receiving Party or any Person in its respective Group following the Effective Date on a non-confidential basis from a third party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party. Notwithstanding the foregoing, this Section 8.01(a) shall not limit the ability of the Receiving Party to disclose information of the Disclosing Party (i) to its directors, officers, employees, agents, accountants, counsel and other advisors or representatives in accordance with this Agreement, (ii) to the extent a Receiving Party discloses such information in any Public Filings or filings with Governmental Authorities pursuant to its reasonable determination that it must make such disclosure or (iii) as required by applicable Law or by any Governmental Authority.
(d)    Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Date. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Date between one or more members of such Party’s Group and such third parties.
(e)    Notwithstanding anything to the contrary in this Article 8, (i) to the extent that an Ancillary Agreement or other Contract pursuant to which a Party hereto or a Person in its respective Group is bound or its confidential information is subject provides that certain information shall be maintained confidential on a basis that is more protective of such information or for a longer period of time than provided for herein, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto and (ii) a Party and the Persons in its respective Group shall have no right to use any information of the Disclosing Party unless otherwise provided for in this Agreement, an Ancillary Agreement or Contract between the Parties or a Person in its respective Group.
Section 8.02.    Protective Arrangements. In the event that Confidential Information is required to be kept confidential pursuant to Section 8.01 and the Receiving Party or any Person in its Group either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable Law (including the rules and regulations of the Commission or any national securities exchange) or receives any request or demand from any Governmental Authority to disclose or provide Confidential Information of the Disclosing Party (or any Person in the Disclosing Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of such other Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Confidential Information) requested by such other Party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Confidential Information may thereafter disclose or provide Confidential Information to the extent required by such Law (including the rules and regulations of the Commission or any national securities exchange) (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Person provides the other Party, to the extent legally permissible, upon request with a copy of the Confidential Information so disclosed.
Section 8.03.    Preservation of Legal Privileges. (a) RBS and the Company recognize that the members of their respective Groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection (“Privilege”). Neither Party will knowingly waive or compromise any Privilege associated with such information and advice without the prior written consent of the other Party. In the event that Privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the Parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.
(b)    If the Disclosing Party required to deliver information pursuant to this Agreement believes in good faith (from internal or external counsel), that the delivery of such information would cause the loss of any Privileges (or create a risk of such loss), then both Parties will work in good faith to determine an alternate means of delivering the requested information, or the substance thereof, that does not result in the loss of such Privilege. If needed to preserve a Privilege, the Company and RBS agree to enter into a common interest agreement, in a form to be agreed to by the Parties, in advance of, and as a condition to, such delivery. Notwithstanding the foregoing, if no alternate means can be agreed by the Parties and external counsel to the Disclosing Party informs the

Receiving Party in writing that a common interest cannot be established, or with sufficient confidence be asserted, to preserve the Privilege with respect to the information in question, even if a common interest agreement were to be entered into, or that for any other reason the information cannot be delivered without loss of the Privilege (such counsel to explain the reasons for its conclusion briefly but in reasonable detail so that the Receiving Party can review the legal analysis with its own counsel), then the Disclosing Party is excused from providing such information but only to the extent and for the time necessary to preserve the Privileged character thereof.
(c)    Upon receipt by either Party of any subpoena, discovery or other request that may call for the production or disclosure of information that is the subject of a Privilege, or if a Party obtains knowledge that any current or former employee of a Party has received any subpoena, discovery or other request that may call for the production or disclosure of such information, such Party shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.03 or otherwise to prevent the production or disclosure of such information. Absent receipt of written consent from the other Party to the production or disclosure of information that may be covered by a Privilege, each Party agrees that it will not produce or disclose any information that may be covered by a Privilege unless a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.
(d)    The Parties’ agreement to exchange information contained herein are made in reliance on RBS’s and the Company’s respective agreements, as set forth in Section 8.01, Section 8.02 and this Section 8.03, to maintain the confidentiality of such information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by RBS or the Company, as the case may be. As between the Parties, the access to information being granted pursuant to Article 6 hereof, the agreement to provide witnesses and individuals pursuant to Section 9.10 hereof and the disclosure to RBS and the Company of Privileged information relating to the Company Business or RBS Business (if any) pursuant to this Agreement shall not be asserted by RBS or the Company to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 8.03 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to RBS and the Company in, or the obligations imposed upon the Parties by, this Section 8.03.
ARTICLE 9
MUTUAL RELEASES; INDEMNIFICATION; COOPERATION
Section 9.01.    Release of Pre-Closing Claims. (a) Except as provided in Section 9.01(c) and Section 9.04, effective as of the Effective Date, the Company does hereby, for itself and for each member of the Company Group as of the Effective Date and their respective successors and assigns and all Persons who at any time prior to the Effective Date, have been directors, officers, agents or employees of any member of the Company

Group (in each case, in their respective capacities as such), release and forever discharge RBS and each member of the RBS Group, and all Persons who at any time prior to the Effective Date have been stockholders, directors, officers, managers, members, agents or employees of any Person in the RBS Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever between or among the Company or any Person in the Company Group, on the one hand, and RBS or any Person in the RBS Group, on the other hand, whether at law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date.
(b)    Except as provided in Section 9.01(c) and Section 9.03, effective as of the Effective Date, RBS does hereby, for itself and for each member of the RBS Group as of the Effective Date and their respective successors and assigns and all Persons who at any time prior to the Effective Date, have been directors, officers, agents or employees of any member of the RBS Group (in each case, in their respective capacities as such), release and forever discharge the Company and each member of the Company Group, and all Persons who at any time prior to the Effective Date have been stockholders, directors, officers, managers, members, agents or employees of any Person in the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators successors and assigns, from any and all Liabilities whatsoever between or among the Company or any Person in the Company Group, on the one hand, and RBS or any Person in the RBS Group, on the other hand, whether at law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date; provided, however, that nothing contained in this Section 9.01(b) shall be construed to include the release by RBS of any rights it may have had in connection with Third Party Shares.
(c)    Nothing contained in Section 9.01(a) or (b) shall (x) impair any right of any Person to enforce any Surviving Contract in accordance with its terms or (y) release any Person from:
(i)    any Liability provided in or resulting from any Surviving Contract;
(ii)    any Liability assumed or retained by, or transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement or any Ancillary Agreement;
(iii)    any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Date between a member of the RBS Group, on the one hand, and a member of the Company Group, on the other hand;
(iv)    any Liability that the Parties may have with respect to claim for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article 9 or, if applicable, the appropriate provisions of the Ancillary Agreements; or
(v)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 9.01.
In addition, nothing contained in Section 9.01(a) shall release RBS from indemnifying any director, officer or employee of the Company or any of its Subsidiaries who was a director, officer or employee of RBS or any of its Affiliates on or prior to the Effective Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Date, it being understood that if the underlying obligation giving rise to such Action is a liability of the Company, the Company shall indemnify RBS for such Liability (including RBS’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article 9.
(d)    The Company shall not make, and shall not permit any Person in the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against RBS or any Person in the RBS Group, or any other Person released pursuant to Section 9.01(a), with respect to any Liabilities released pursuant to Section 9.01(a). RBS shall not make, and shall not permit any Person in the RBS Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification against the Company or any Person in the Company Group, or any other Person released pursuant to Section 9.01(b), with respect to any Liabilities released pursuant to Section 9.01(b).
(e)    It is the intent of each of RBS and the Company, by virtue of the provisions of this Section 9.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Effective Date, between or among the Company or any Person in the Company Group, on the one hand, and RBS or any Person in the RBS Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Effective Date), except as expressly set forth in Section 9.01(c). At any time, at the request of the other Party, each Party shall cause each Person in its respective Group and to the extent practicable each other Person to execute and deliver releases reflecting the provisions hereof.

(f)    If any current or former director, officer, agent or employee of either RBS or the Company initiates an Action with respect to claims released by this Section 9.01, the Party for whom such Person served as a director, officer, agent or employee at the time the Action arose shall indemnify the other Party against such Action in accordance with the provisions set forth in this Article 9.
Section 9.02.    Pending, Threatened and Unasserted Claims. The Company shall assume liability for all claims, including pending, threatened and unasserted claims, relating to actions or omissions relating to the Company Business and RBS shall assume liability for all pending, threatened and unasserted claims relating to actions or omissions relating to the RBS Business. In the event of any third-party claims that name both Parties as defendants, each Party will cooperate with the other Party to defend against such claims.
Section 9.03.    Indemnification by the Company. Except as provided in Sections 9.05 and 9.09, the Company shall indemnify, defend and hold harmless each member of the RBS Group and each of their Affiliates and each member of the RBS Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “RBS Indemnitees”), from and against any and all Losses of the RBS Indemnitees relating to, arising out of or resulting from (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any lien):
(a)    any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document of any member of the Company Group or any omission or alleged omission to state a material fact in any such Disclosure Document required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such Losses are caused by any untrue statement or alleged untrue statement of a material fact in such Disclosure Document or any omission or alleged omission to state a material fact in such Disclosure Document required to be stated therein or necessary to make the statements therein not misleading based upon information relating to RBS furnished to the Company in writing by RBS expressly for use therein;
(b)    the Company Business, including the failure of the Company or any other member of the Company Group to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the Company Business in accordance with its terms, whether prior to or after the Effective Date or the date hereof; and
(c)    any breach by the Company or any Person in the Company Group of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims may be made thereunder (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any lien).

Section 9.04.    Indemnification by RBS. Except as provided in Sections 9.05 and 9.09, RBS shall indemnify, defend and hold harmless each member of the Company Group and each of their Affiliates and each member of the Company Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any lien):
(a)    any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document of any member of the Company Group or any omission or alleged omission to state a material fact in any such Disclosure Document required to be stated therein or necessary to make the statements therein not misleading that is based upon information relating to RBS furnished to the Company in writing by RBS expressly for use in such Disclosure Document;
(b)    the RBS Business, including the failure of RBS or any other member of the RBS Group to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the RBS Business in accordance with its terms, whether prior to or after the Effective Date or the date hereof; and
(c)    any breach by RBS or any Person in the RBS Group of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims may be made thereunder (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any lien).
Section 9.05.    Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article 9 will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)    An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any Person in any Group to seek to collect or recover any Insurance Proceeds.
(c)    Any Indemnity Payment made by the Company shall be (i) increased as necessary so that after making all payments in respect to taxes imposed on or attributable to such Indemnity Payment, each RBS Indemnitee receives a net amount equal to the sum it would have received had no such taxes been imposed and (ii) reduced to take account of any net Tax benefit actually realized by an RBS Indemnitee arising from the incurrence or payment of the Loss to which the Indemnity Payment relates. Any Indemnity Payment made by RBS shall be (i) increased as necessary so that after making all payments in respect to taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives a net amount equal to the sum it would have received had no such taxes been imposed and (ii) reduced to take account of any net Tax benefit actually realized by a Company Indemnitee arising from the incurrence or payment of the Loss to which the Indemnity Payment relates.
(d)    If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any Party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.
Section 9.06.    Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the RBS Group or the Company Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 9.02, Section 9.03 or Section 9.04, or any other Section of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within thirty (30) days) after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 9.06(a) shall not relieve the related Indemnifying Party of its obligations under this Article 9, except to the extent, and only to the extent, that such Indemnifying Party is actually prejudiced by such failure to give notice.
(b)    An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim if such Indemnifying Party acknowledges that it would have an indemnity obligation for the Liability resulting from such Third Party Claim as provided for under this Article 9 within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 9.06(a); provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel (in addition to local counsel or counsel with specialized expertise) for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation; and provided, further, that if an Indemnifying Party elects to defend a Third Party Claim pursuant to this Section 9.06(b), such defense shall be carried out in consultation with the applicable Indemnitees. Within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 9.06(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, that (i) if the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (ii) if the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel (in addition to local counsel or counsel with specialized expertise) for all Indemnitees shall be borne by the Indemnifying Party.
(c)    If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 9.06(b), and for any period during which an Indemnifying Party has not assumed the defense of a Third Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim in accordance with Section 9.06(a)), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party at the then applicable regular rates charged by counsel, without regard to any flat fee or special fee arrangement otherwise in effect between such counsel and the Indemnitee.
(d)    Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (b) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e)    In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (ii) to ascribe any fault on any Indemnitee in connection with such defense.
(f)    Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.
Section 9.07.    Additional Matters. (a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement and the Ancillary Agreements.
(b)    In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(c)    In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.

Section 9.08.    Remedies Cumulative. The remedies provided in this Article 9 shall be cumulative and, subject to the provisions of Article 8, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
Section 9.09.    Special Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER (INCLUDING ANY LOSS IN THE VALUE OF COMMON STOCK BENEFICIALLY OWNED BY AN INDEMNITEE); PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNITEE IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS (INCLUDING IN RESPECT OF ANY LOSS IN THE VALUE OF COMMON STOCK, INCLUDING THIRD PARTY SHARES) TO A PERSON WHO IS NOT A MEMBER OF THE INDEMNITEE’S GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 9.09.
Section 9.10.    Production of Witnesses; Records; Cooperation. (a) After the Effective Date, except in the case of any Action involving or relating to a conflict or dispute between any member of the RBS Group, on the one hand, and any member of the Company Group, on the other hand, each Party hereto will use its commercially reasonable efforts to make available to each other Party, upon written request, the then current directors, officers, employees, other personnel and agents of the Person in its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which indemnification is or may reasonably be expected to be sought that the requesting Party may from time to time be involved. The requesting Party shall bear all costs and expenses in connection therewith.
(b)    If an Indemnifying Party or Indemnitee chooses to defend or to seek to compromise or settle any Third Party Claim, the other Party shall make available to such Indemnifying Party or Indemnitee, as applicable, upon written request then current directors, officers, employees, other personnel and agents of the Persons in its respective Group as witnesses and any information within its control or possession, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
(c)    Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions in which indemnification is or may reasonably be expected to be sought.
(c)    The obligation of the Parties to provide witnesses pursuant to this Section 9.10 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 9.10(a)).
(d)    In connection with any matter contemplated by this Section 9.10 the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Person in any Group.
Section 9.11.    Company Warranty in respect of Pre-Closing Claims. As of the Effective Date the Company does hereby, for itself and for each member of the Company Group and their respective successors and assigns and all Persons who at any time prior to the Effective Date have been directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such) (collectively, the “Company Warrantors”), warrant and represent that none of the Company Warrantors has sold, transferred, assigned or otherwise disposed of any interest any of them have, had or may have had in relation to those claims released in Section 9.01(a).
Section 9.12.    RBS Warranty in respect of Pre-Closing Claims. As of the Effective Date RBS does hereby, for itself and for each member of the RBS Group and their respective successors and assigns and all Persons who at any time prior to the Effective Date have been directors, officers, agents or employees of any member of the RBS Group (in each case, in their respective capacities as such) (collectively, the “RBS Warrantors”), warrant and represent that none of the RBS Warrantors has sold, transferred, assigned or otherwise disposed of any interest any of them have, had or may have had in relation to those claims released in Section 9.01(b).
ARTICLE 10
DISPUTE RESOLUTION
Section 10.01.    Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article 10 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) between or among any Person in the RBS Group and the Company Group that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Effective Date).
Section 10.02.    Escalation; Mediation. (a) It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered by this Agreement or any Ancillary Agreement that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a dispute, controversy or claim with respect to such matters (except any matters covered by the Trademark License Agreement and the Transitional Services Agreement) may deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within thirty (30) days of the Escalation Notice.
(b)    If the Parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by either Party.
Section 10.03.    Court Actions. (a) In the event that any Party, after complying with the provisions set forth in Section 10.02 above, desires to commence an Action, such Party, subject to Section 13.17, may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction as set forth in Section 13.17.
(b)    Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 10, except to the extent such commitments are the subject of such dispute, controversy or claim.
ARTICLE 11
FURTHER ASSURANCES

Section 11.01.    Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, including, without limitation, the actions set forth in Section 6.02, 6.03 and 6.09, each of the Parties hereto will cooperate with each other and shall use its (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Effective Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Without limiting the foregoing, prior to, on and after the Effective Date, each Party shall cooperate with the other Party, and without any further consideration, at the expense of such Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture, order, decree, financial assurance (including letter of credit) or other instrument (including any Consents, Notices or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by such other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby.
(c)    On or prior to the Effective Date, RBS and the Company in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by RBS, the Company or any other Subsidiary of the Company or RBS, as the case may be, to effectuate the transactions contemplated by this Agreement.
ARTICLE 12
TERMINATION
Section 12.01.    Termination. Except as expressly set forth in Section 12.02, this Agreement shall terminate and be of no further force or effect on the Final Withdrawal Date.
Section 12.02.    Effect of Termination; Survival. In the event of any termination of this Agreement, no Party (or any of its directors, officers, members or managers) shall have any Liability or further obligation to any other Party; provided that the terms, provisions and agreements contained in Article 3, Section 6.11, Article 8, Article 9, Article 10 and Sections 11.01(a) and (b) shall survive indefinitely and remain operative and in full force and effect, including (in respect of Article 9) regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder; and provided, further, that the terms, provisions and agreements contained in Schedule 1.01(b) hereto shall survive to the extent contemplated therein. For the avoidance of doubt, the rights and obligations of each of RBS and the Company (including their respective Indemnitees) under this Agreement shall survive the merger or consolidation of any Party, the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities, or the change of form, change of control or corporate reorganization of any Party.
ARTICLE 13
MISCELLANEOUS
Section 13.01.    Counterparts; Entire Agreement; Conflicting Agreements. (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.
(b)    This Agreement, the Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.
(c)    In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Subject to Section 9.05(d), in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters.
Section 13.02.    No Construction Against Drafter. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.
Section 13.03.    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of New York.

Section 13.04.    Transferability; Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party hereto.
Section 13.05.    Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any RBS Indemnitee or Company Indemnitee in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties hereto) except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 13.06.    Notices. Except as otherwise provided in Section 5.07, all notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:
If to RBS, to:
The Royal Bank of Scotland Group plc
Business House G, First Floor
RBS Gogarburn
175 Glasgow Road
Edinburgh EH12 1HQ
Scotland
Attention: Group General Counsel
with a copy to:
General Counsel, Corporate / M&A
chris.campbell@rbs.com
rushad.abadan@rbs.com
If to the Company to:
Citizens Financial Group, Inc.
One Citizens Plaza
Providence, RI 02903
Attention: John J. Fawcett, Chief Financial Officer
and

Citizens Financial Group, Inc.
28 State Street, 38th Floor
Boston, MA 02109
Attention: Stephen T. Gannon, General Counsel and Chief Legal Officer

with a copy to:
Citizens Financial Group, Inc.
28 State Street, 12th Floor, MS 1225
Boston, MA 02109
Attention: David A. Bright, Senior Vice President and Senior Counsel

Any Party may, by notice to the other Party, change the address to which such notices are to be given.
Section 13.07.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
Section 13.08.    Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay; provided that if any Party experiences such a delay or failure, it shall immediately provide a written notice to the other Party of such delay or failure, including a reasonably detailed description of the cause.
Section 13.09.    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2.5%.

Section 13.10.    Expenses. Except as otherwise specified in this Agreement or the Ancillary Agreements, and except as set forth on Schedule 13.10 or as otherwise agreed in writing between RBS and the Company, RBS and the Company shall each be responsible for its own fees, costs and expenses paid or incurred in connection with the IPO.
Section 13.11.    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 13.12.    Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.
Section 13.13.    Remedies. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, except as otherwise expressly provided herein, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither Party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this Agreement shall diminish the availability of specific performance of the obligations under this Agreement or any other injunctive relief. Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each Party hereby further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds
Section 13.14.    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 13.15.    Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified.
Section 13.16.    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.16.
Section 13.17.    Submission to Jurisdiction; Waivers. With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Article 10, each Party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of New York and any court of the United States located in the Borough of Manhattan in New York City; (b) waives any objection which such Party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such Party; and (c) consents to the service of process at the address set forth for notices in Section 13.06 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

THE ROYAL BANK OF SCOTLAND GROUP PLC
By:	/s/ Ewen Stevenson
Name: Ewen Stevenson
Title: Chief Financial Officer

CITIZENS FINANCIAL GROUP, INC.
By:	/s/ John Fawcett
Name: John Fawcett
Title: Chief Financial Officer

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